UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	February 14, 2007

HOMEBANC CORP.
(Exact Name of Registrant as Specified in Charter)

Georgia	001-32245	20-0863067
(State or Other Jurisdiction of Incorporation)	(Commission File Number	(IRS Employer Identification Number)

2002 Summit Boulevard, Suite 100, Atlanta, Georgia		30319
(Address of Principal Executive Offices)		(Zip Code)

Registrant's Telephone Number, including area code:	(404) 459-7400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 14, 2007, the Company entered into a Separation and Release Agreement (the “Separation Agreement”) with Dr. Paul Lopez, the Corporation’s Executive Vice President – Business Development. The Separation Agreement acknowledges that Dr. Lopez’s last day of employment with the Company will be February 15, 2007 and confirms the schedule for the payment of amounts that Dr. Lopez is entitled to receive under his previously existing Employment Agreement, dated May 6, 2004 (as amended, the “Employment Agreement”). Mr. Lopez’s previously existing employment agreement was filed as Exhibit 10.30 to the Company’s Registration Statement on Form S-11 (as amended) originally filed with the Commission on May 19, 2004, and which employment agreement was amended by the Amendment to the Employment Agreement, dated September 27, 2005, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on September 28, 2005 (as amended, the “Employment Agreement”). Under the terms of the Employment Agreement, as confirmed by the Separation Agreement, Dr. Lopez will receive a cash severance payment of $475,000; the acceleration of unvested equity awards currently valued at approximately $90,713; the payment of the vested balance of his deferred compensation account, currently valued at approximately $312,483, accrued salary and vacation pay and prorated target bonus through February 15, 2007 of approximately $41,097 in the aggregate; a one time payment of $6,875 for outplacement services; and a $4,273 Company-paid subsidy of his continuation of group health insurance. The confidentiality and non-solicitation provisions in Dr. Lopez’s existing Employment Agreement will remain in effect. Pursuant to the Separation Agreement, Dr. Lopez and the Company signed a mutual release of claims.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	February 20, 2007

HOMEBANC CORP.

		By:	/s/ ALANA L. GRIFFIN
		Name:	Alana L. Griffin
		Title:	Senior Vice President, Assistant General Counsel & Assistant Secretary